Exhibit 99.1

FOR IMMEDIATE RELEASE

HOLLINGER INTERNATIONAL INC. AND HOLLINGER INC. ANNOUNCE
PROPOSAL TO RESTRUCTURE MANAGEMENT AND CONTROL ARRANGEMENTS

     New York, New York, May 22, 2003: HOLLINGER INTERNATIONAL INC. (NYSE:HLR) and HOLLINGER INC. (TSX: HLG.C) announced today that they had reached an agreement in principle with Southeastern Asset Management Inc. Pursuant to the agreement, Southeastern would purchase from Hollinger Inc. between five to ten million shares (as determined by Hollinger Inc.) of Hollinger International Class A Common Stock at a purchase price of US$11.60 per share. The terms of the Class B Common Stock of Hollinger International, which currently has ten votes per share and represents approximately 67% of the voting power of Hollinger International, would be amended to allocate 35% of the voting power of Hollinger International to the Class B Common Stock for a period of 3 1/2 years. The voting power of the Class B Common Stock would then be reduced to two votes per share for 18 months thereafter, after which time the Class B Common Stock would be converted on a share-for-share basis into Class A Common Stock. Going forward, Ravelston management will be employed and paid directly by Hollinger International. An aggregate annual compensation level of US$20 million has received the support of Southeastern which would have the right to nominate three directors to the Board of Hollinger International.

     Completion of the transaction is subject to various conditions including approval of the Board of Directors of Hollinger International and Hollinger Inc., approval by the shareholders of Hollinger International and the execution of definitive agreements. If the requisite approvals are obtained, it is contemplated that the transaction would close on or before September 30, 2003.

     Hollinger Inc.’s principal asset is its approximately 72.7% voting and 30.3% equity interest in Hollinger International Inc. Hollinger International is a global newspaper publisher with English-language newspapers in the United States, Great Britain, and Israel. Its assets include The Daily Telegraph, The Sunday Telegraph and The Spectator and Apollo magazines in Great Britain, the Chicago Sun-Times and a large number of community newspapers in the Chicago area, The Jerusalem Post and The International Jerusalem Post in Israel, a portfolio of new media investments and a variety of other assets.

For further information please call:

J. A. Boultbee	Peter Y. Atkinson
Executive Vice-President	Executive Vice-President
Hollinger Inc.	Hollinger Inc.
(416) 363-8721	(416) 363-8721

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